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Exhibit 23.13

CONSENT TO BE NAMED AS EXPEDIA, INC. DIRECTOR

        I hereby consent to being named as a nominee for director or as an executive officer in the 2005 Annual Meeting Proxy Statement and any other proxy/information statements filed by IAC and/or its Affiliates with the SEC in 2005 and to serving as a director, if elected, and as an executive officer, if appointed.

/s/ David Goldhill David Goldhill

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CONSENT TO BE NAMED AS EXPEDIA, INC. DIRECTOR